Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
February 17, 2011 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

Nordstrom Reports Fourth Quarter and Fiscal Year 2010 Earnings;

Achieves Record Sales for Fiscal Year 2010

SEATTLE, Wash. (February 17, 2011) – Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $232 million, or $1.04 per diluted share, for the fourth quarter ended January 29, 2011. This represented an increase of 35 percent compared with net earnings of $172 million, or $0.77 per diluted share, for the same quarter last year.

Fourth quarter same-store sales increased 6.7 percent compared with the same period in fiscal 2009. Net sales in the fourth quarter were $2.82 billion, an increase of 10.9 percent compared with net sales of $2.54 billion during the same period in fiscal 2009. Additionally, total net sales of $9.31 billion for fiscal 2010 were the highest in the company’s history.

FOURTH QUARTER SUMMARY

Nordstrom’s fourth quarter performance was a continuation of the positive trends experienced during 2010.

•

Multi-channel same-store sales increased 7.2 percent compared with the same period in fiscal 2009. Top-performing multi-channel merchandise categories included jewelry, dresses and shoes. The South and Midwest regions were the top-performing geographic areas for full-line stores relative to the fourth quarter of 2009.

•	Nordstrom Rack net sales increased $93 million, or 24.1 percent compared with the same period in fiscal 2009. Same-store sales increased 3.9 percent compared with the same period in fiscal 2009.

•

Gross profit, as a percentage of net sales, increased 34 basis points compared with last year’s fourth quarter. The improvement was mainly driven by the ability to leverage buying and occupancy expenses during the quarter. The company ended the quarter with sales per square foot up 6.0 percent and inventory per square foot up 3.8 percent compared with the fourth quarter of 2009. Nordstrom ended the year with inventory turn of 5.6, an all-time high for the company.

•

Retail selling, general and administrative expenses increased $66 million compared with last year’s fourth quarter. Higher sales volume and new stores accounted for the majority of this increase, with the remainder coming primarily from increased investments in marketing and technology. The company continues to make investments to improve the customer experience both online and within the stores.

•

The Credit segment continues to improve. Customer payment rates are increasing, resulting in improved delinquency and write-off trends. Delinquencies as a percentage of credit card receivables at the end of the fourth quarter were 3.0 percent, which was reduced from 3.5 percent at the end of the third quarter of 2010 and reduced from 5.3 percent at the end of the fourth quarter of 2009. As a result, the reserve for bad debt was reduced by $15 million.

•	Earnings before interest and taxes increased $96 million to $406 million, or 13.9 percent of total revenues, from $310 million, or 11.8 percent of total revenues, in last year’s fourth quarter.

FULL YEAR RESULTS

For the fiscal year ended January 29, 2011, net earnings were up $172 million to $613 million, an increase of 39 percent compared with net earnings of $441 million for the fiscal year ended January 30, 2010. Earnings per diluted share for the same periods were $2.75 and $2.01, respectively.

Full year same-store sales increased 8.1 percent compared with fiscal 2009. Net sales for the year were a record $9.31 billion, an increase of 12.7 percent compared with prior year net sales of $8.26 billion.

CAPITAL INVESTMENT AND EXPANSION UPDATE

In fiscal 2011, the company’s capital expenditures, net of property incentives, are expected to total between $400 and $440 million, compared with approximately $304 million in fiscal 2010.

During the fourth quarter of 2010, the company opened a 36,000-square-foot Nordstrom Rack store at Arrowhead Crossing in Peoria, Arizona. In 2011, Nordstrom has announced plans to open the following stores:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Full-Line Stores
Newark, Delaware	Christiana Mall	122	April 8
Nashville, Tennessee	The Mall at Green Hills	149	September 16
St. Louis, Missouri	Saint Louis Galleria	143	September 23

Nordstrom Rack Stores
Aventura, Florida	The Promenade Shops	35	March 3
Austin, Texas	Sunset Valley Village	34	March 10
Arlington, Texas	The Parks at Arlington Mall	32	March 17
Fremont, California	Pacific Commons	35	March 24
Charlotte, North Carolina	Carolina Pavilion	43	March 31
Lakewood, Colorado	Belmar	35	April 28
Boulder, Colorado[1]	Twenty Ninth Street	35	April 28
Cherry Hill, New Jersey	Towne Place at Garden State Park	36	May 5
Washington, D.C.	Friendship Center	41	May 19
Annapolis, Maryland	Annapolis Harbour Center	32	May 19
West Covina, California	West Covina Mall	37	Fall
Redondo Beach, California	South Bay Center	35	Fall
Tucson, Arizona	The Corner	33	Fall
Indianapolis, Indiana	Rivers Edge	35	Fall
Sugar Land, Texas	The Market at Town Center	35	Fall
Henderson, Nevada[2]	Stephanie Street Center	35	Fall
Burlington, Massachusetts	Middlesex Commons	38	Fall
Tigard, Oregon	Cascade Plaza	45	Fall
Lenexa, Kansas	Orchard Corners	40	Fall

[1]	Nordstrom plans to relocate its Nordstrom Rack store at Flatiron Marketplace in Broomfield, Colorado to the Twenty Ninth Street shopping center in Boulder, Colorado.
[2]	Nordstrom plans to relocate its Nordstrom Rack store at Silverado Ranch Plaza in Las Vegas, Nevada to Stephanie Street Center in Henderson, Nevada.

FISCAL YEAR 2011 OUTLOOK

In fiscal 2011, Nordstrom plans to build from its strong financial framework to improve profitability, enhance free cash flow, increase return on invested capital and maintain a healthy balance sheet. For the 2011 fiscal year, Nordstrom expects same-store sales to increase 2 to 4 percent, which yields earnings per share in the range of $2.95 to $3.10 for the full year.

The company’s expectations for fiscal 2011 are as follows:

Same-store sales	2 to 4 percent increase
Credit card revenues	$0 to $10 million increase
Gross profit (%)	10 basis point decrease to 10 basis point increase
Retail selling, general and administrative expense ($)	$120 to $160 million increase
Credit selling, general and administrative expense ($)	$0 to $10 million decrease
Total selling, general and administrative expense (%)	45 to 65 basis point decrease
Interest expense, net	$0 to $5 million decrease
Effective tax rate	39.0 percent
Earnings per diluted share	$2.95 to $3.10
Diluted shares outstanding	223.3 million

In 2011, the company will report same-store sales for the total company, Nordstrom and Nordstrom Rack, which is consistent with our branding. “Nordstrom” (formerly referred to as “Multi-channel”) includes Nordstrom full-line stores and Direct. The consolidation of full-line and Direct sales reflects the company’s recognition that the customer does not differentiate between the two channels, and is consistent with how the company plans and manages the business.

CONFERENCE CALL INFORMATION

The company’s senior management will host a conference call to discuss fourth quarter results at 4:45 p.m. Eastern Standard Time today. To listen, please dial 517-308-9140 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-1322 (passcode: 6673) until the close of business on February 24, 2011. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the webcasts section through May 18, 2011.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 204 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 115 Nordstrom full-line stores, 86 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 28, 2012, anticipated annual same-store sales rate, anticipated store openings, anticipated capital expenditures for fiscal year 2011 and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to: the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment and fashion trends; our ability to safeguard our brand and reputation; effective inventory management; efficient and proper allocation of our capital resources; successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; trends in personal bankruptcies and bad debt write-offs; availability and cost of credit; impact of the current regulatory environment and financial system reforms; changes in interest rates; disruptions in our supply chain; our ability to maintain our relationships with vendors and developers who may be experiencing economic difficulties; the geographic locations of our stores; our ability to maintain relationships with our employees and to effectively train and develop our future leaders; our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us; successful execution of our information technology strategy; successful execution of our multi-channel strategy; risks related to fluctuations in world currencies; public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health; weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal years ended January 30, 2010; our Form 10-Q for the fiscal quarters ended May 1, 2010, July 31, 2010 and October 30, 2010; and our Form 10-K for the fiscal year ended January 29, 2011, to be filed with the SEC on or about March 18, 2011, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share data)

	Quarter Ended		Year Ended
	1/29/11	1/30/10	1/29/11	1/30/10
Net sales	$2,816	$2,539	$9,310	$8,258
Credit card revenues	100	101	390	369

Total revenues	2,916	2,640	9,700	8,627
Cost of sales and related buying and occupancy costs	(1,758)	(1,593)	(5,897)	(5,328)
Selling, general and administrative expenses:
Retail	(697)	(631)	(2,412)	(2,109)
Credit	(55)	(106)	(273)	(356)

Earnings before interest and income taxes	406	310	1,118	834
Interest expense, net	(33)	(33)	(127)	(138)

Earnings before income taxes	373	277	991	696
Income tax expense	(141)	(105)	(378)	(255)

Net earnings	$232	$172	$613	$441

Earnings per share
Basic	$1.06	$0.79	$2.80	$2.03
Diluted	$1.04	$0.77	$2.75	$2.01

Weighted average shares outstanding
Basic	218.8	217.7	218.8	216.8
Diluted	222.9	221.7	222.6	219.7

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	1/29/11	1/30/10
Assets
Current assets:
Cash and cash equivalents	$1,506	$795
Accounts receivable, net	2,026	2,035
Merchandise inventories	977	898
Current deferred tax assets, net	236	238
Prepaid expenses and other	79	88

Total current assets	4,824	4,054

Land, buildings and equipment (net of accumulated depreciation of $3,520 and $3,316)	2,318	2,242
Goodwill	53	53
Other assets	267	230

Total assets	$7,462	$6,579

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$846	$726
Accrued salaries, wages and related benefits	375	336
Other current liabilities	652	596
Current portion of long-term debt	6	356

Total current liabilities	1,879	2,014

Long-term debt, net	2,775	2,257
Deferred property incentives, net	495	469
Other liabilities	292	267

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 218.0 and 217.7 shares issued and outstanding	1,168	1,066
Retained earnings	882	525
Accumulated other comprehensive loss	(29)	(19)

Total shareholders’ equity	2,021	1,572

Total liabilities and shareholders’ equity	$7,462	$6,579

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Year Ended
	1/29/11	1/30/10
Operating Activities
Net earnings	$613	$441
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of buildings and equipment, net	327	313
Amortization of deferred property incentives and other, net	(54)	(42)
Deferred income taxes, net	2	(58)
Stock-based compensation expense	42	32
Tax benefit from stock-based compensation	15	6
Excess tax benefit from stock-based compensation	(16)	(7)
Provision for bad debt expense	149	251
Change in operating assets and liabilities:
Accounts receivable	(74)	(159)
Merchandise inventories	(80)	(1)
Prepaid expenses and other assets	1	(38)
Accounts payable	72	168
Accrued salaries, wages and related benefits	37	120
Other current liabilities	42	81
Deferred property incentives	95	96
Other liabilities	6	48

Net cash provided by operating activities	1,177	1,251

Investing Activities
Capital expenditures	(399)	(360)
Change in credit card receivables originated at third parties	(66)	(182)
Other, net	3	1

Net cash used in investing activities	(462)	(541)

Financing Activities
Repayments of commercial paper borrowings, net	—	(275)
Proceeds from long-term borrowings, net of discounts	498	399
Principal payments on long-term borrowings	(356)	(25)
Increase in cash book overdrafts	37	9
Cash dividends paid	(167)	(139)
Repurchase of common stock	(84)	—
Proceeds from exercise of stock options	35	21
Proceeds from employee stock purchase plan	13	13
Excess tax benefit from stock-based compensation	16	7
Other, net	4	3

Net cash (used in) provided by financing activities	(4)	13

Net increase in cash and cash equivalents	711	723
Cash and cash equivalents at beginning of year	795	72

Cash and cash equivalents at end of year	$1,506	$795

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Retail

Our Retail business includes our multi-channel operations, which are composed of our Nordstrom full-line and online stores, and our Nordstrom Rack and Jeffrey stores; and also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter and year ended January 29, 2011 compared with the quarter and year ended January 30, 2010:

	Quarter Ended 1/29/11	% of sales[1]		Quarter Ended 1/30/10	% of sales[1]
Net sales	$2,816	100.0%		$2,539	100.0%
Cost of sales and related buying and occupancy costs	(1,739)	(61.7%	)	(1,575)	(62.0%	)

Gross profit	1,077	38.3%		964	38.0%
Selling, general and administrative expenses	(697)	(24.8%	)	(631)	(24.9%	)

Earnings before interest and income taxes	380	13.5%		333	13.1%
Interest expense, net	(28)	(1.0%	)	(23)	(0.9%	)

Earnings before income taxes	$352	12.5%		$310	12.2%

	Year Ended 1/29/11	% of sales[1]		Year Ended 1/30/10	% of sales[1]
Net sales	$9,310	100.0%		$8,258	100.0%
Cost of sales and related buying and occupancy costs	(5,831)	(62.6%	)	(5,273)	(63.9%	)

Gross profit	3,479	37.4%		2,985	36.1%
Other revenues	—	N/A		(1)	N/A
Selling, general and administrative expenses	(2,412)	(25.9%	)	(2,109)	(25.5%	)

Earnings before interest and income taxes	1,067	11.5%		875	10.6%
Interest expense, net	(106)	(1.1%	)	(97)	(1.2%	)

Earnings before income taxes	$961	10.3%		$778	9.4%

[1]	Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Credit

Our Credit business earns finance charges, interchange fees and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and year ended January 29, 2011 compared with the quarter and year ended January 30, 2010:

	Quarter Ended		Year Ended
	1/29/11	1/30/10	1/29/11	1/30/10
Credit card revenues	$100	$101	$390	$370
Interest expense	(5)	(10)	(21)	(41)

Net credit card income	95	91	369	329
Cost of sales – loyalty program	(19)	(18)	(66)	(55)
Selling, general and administrative expenses:
Operational and marketing expenses	(31)	(30)	(124)	(105)
Bad debt expense	(24)	(76)	(149)	(251)

Earnings (loss) before income taxes	$21	$(33)	$30	$(82)

The following table illustrates the activity in our allowance for credit losses for the quarter and year ended January 29, 2011 and January 30, 2010:

	Quarter Ended		Year Ended
	1/29/11	1/30/10	1/29/11	1/30/10
Allowance at beginning of period	$160	$170	$190	$138
Bad debt provision	24	76	149	251
Write-offs	(44)	(59)	(211)	(209)
Recoveries	5	3	17	10

Allowance at end of period	$145	$190	$145	$190

Net write-offs as a percentage of average credit card receivables	7.2%	10.5%	9.2%	9.5%

	1/29/11	1/30/10
Allowance as a percentage of ending credit card receivables	6.9%	8.8%
Delinquent balances thirty days or more as a percentage of credit card receivables	3.0%	5.3%

NORDSTROM, INC.

RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Return on Invested Capital (ROIC) for the years ended January 29, 2011 and January 30, 2010:

We believe that ROIC is a useful financial measure for investors in evaluating our operating performance. When analyzed in conjunction with our net earnings and total assets and compared to return on assets (net earnings divided by average total assets), it provides investors with a useful tool to evaluate our ongoing operations and our management of assets from period to period. ROIC is one of our key financial metrics, and we also incorporate it into our executive incentive measures. We believe that overall performance as measured by ROIC correlates directly to shareholders’ return over the long term. For the 12 fiscal months ended January 29, 2011, our ROIC increased to 13.6% compared with 12.1% for the 12 fiscal months ended January 30, 2010. ROIC is not a measure of financial performance under GAAP, should not be considered a substitute for return on assets, net earnings or total assets as determined in accordance with GAAP, and may not be comparable with similarly titled measures reported by other companies. The closest measure calculated using GAAP amounts is return on assets, which increased to 8.6% from 7.1% for the 12 fiscal months ended January 29, 2011, compared with the 12 fiscal months ended January 30, 2010. The following is a comparison of return on assets to ROIC:

	12 fiscal months ended
	1/29/11	1/30/10
Net earnings	$613	$441
Add: Income tax expense	378	255
Add: Interest expense	128	138

Earnings before interest and income tax expense	1,119	834

Add: Rent expense	62	43
Less: Estimated depreciation on capitalized operating leases[1]	(32)	(23)

Net operating profit	1,149	854

Estimated income tax expense[2]	(439)	(313)

Net operating profit after tax (NOPAT)	$710	$541

Average total assets[3]	$7,091	$6,197
Less: Average non-interest-bearing current liabilities[4]	(1,796)	(1,562)
Less: Average deferred property incentives[3]	(487)	(462)
Add: Average estimated asset base of capitalized operating leases[5]	425	311

Average invested capital	$5,233	$4,484

Return on assets	8.6%	7.1%
ROIC	13.6%	12.1%

[1]

Capitalized operating leases is our best estimate of the asset base we would record for our operating leases as if we had classified them as capital or purchased the property. Asset base is calculated as described in footnote 5 below.

[2]	Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended January 29, 2011 and January 30, 2010.
[3]	Based upon the trailing 12-month average.
[4]	Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
[5]	Based upon the trailing 12-month average of the monthly asset base, which is calculated as the trailing 12-months rent expense multiplied by 8.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of January 29, 2011 and January 30, 2010:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment-grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment-grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of January 29, 2011, our Adjusted Debt to EBITDAR was 2.2 compared with 2.5 as of January 30, 2010.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;

•

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest measure calculated using GAAP amounts is debt to net earnings, which was 4.5 and 5.9 for 2010 and 2009. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2010[1]	2009[1]
Debt	$2,781	$2,613
Add: rent expense x 8[2]	500	341
Less: fair value of interest rate swaps included in long-term debt	(25)	—

Adjusted Debt	$3,256	$2,954

Net earnings	613	441
Add: income tax expense	378	255
Add: interest expense, net	127	138

Earnings before interest and income taxes	1,118	834

Add: depreciation and amortization of buildings and equipment, net	327	313
Add: rent expense	62	43

EBITDAR	$1,507	$1,190

Debt to Net Earnings	4.5	5.9
Adjusted Debt to EBITDAR	2.2	2.5

[1]	The components of adjusted debt are as of the end of 2010 and 2009, while the components of EBITDAR are for the 12 months ended January 29, 2011 and January 30, 2010.
[2]

The multiple of eight times rent expense used to calculate adjusted debt is our best estimate of the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our free cash flow for the years ended January 29, 2011 and January 30, 2010:

Free cash flow is one of our key liquidity measures, and, in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our cash levels are more appropriately analyzed using this measure. Free cash flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, free cash flow does have limitations:

•	Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate free cash flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze free cash flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest measure calculated using GAAP amounts is net cash provided by operating activities, which was $1,177 and $1,251 for the years ended January 29, 2011 and January 30, 2010. The following is a reconciliation of our net cash provided by operating activities and free cash flow:

	Year Ended
	1/29/11	1/30/10
Net cash provided by operating activities	$1,177	$1,251
Less: Capital expenditures	(399)	(360)
Change in credit card receivables originated at third parties	(66)	(182)
Cash dividends paid	(167)	(139)
Add: Increase in cash book overdrafts	37	9

Free cash flow	$582	$579

Net cash used in investing activities	$(462)	$(541)
Net cash (used in) provided by financing activities	$(4)	$13